UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2011

VENTRUS BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

99 Hudson Street, 5th Floor, New York, New York	10013
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(646) 706-5208

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01                      Entry into a Material Definitive Agreement.

Asset Purchase Agreement with Sam Amer & Co., Inc.

On June 5, 2011, we entered into an Asset Purchase Agreement with Sam Amer & Co., Inc., or Amer, to acquire all rights, title and interest to iferanserin ointment, or VEN 309, for the topical treatment of symptomatic hemorrhoids. We paid Amer $500,000 on execution of the Asset Purchase Agreement and will pay $12 million for the asset at closing.  We also paid Amer $50,000 on execution and will pay Amer $5,000 per month for consulting services until closing or the termination of the agreement.  Closing is subject to our raising net proceeds of a certain minimum amount, as well as customary closing conditions.  Closing is also subject to, in respect of the first pivotal Phase III trial and any recurrence treatment for VEN 309, the absence through November 10, 2011 of any serious severe adverse events that are life threatening with a risk of serious morbidity that have occurred in one or more subjects receiving VEN 309, which are either determined to be at least probably caused by VEN 309 or have been disclosed by us in a public securities filing.  The purchase agreement contains customary indemnification provisions. We currently license the rights to VEN 309 from Amer pursuant to an Exclusive License Agreement. Upon the closing of the acquisition, the Exclusive License Agreement will terminate.

Under the Asset Purchase Agreement, we are obligated to pay milestone payments as follows: $1.5 million upon the one year anniversary of FDA approval of our planned new drug application, or NDA, for VEN 309; $750,000 upon the attainment of $20 million in cumulative net sales of VEN 309; $1.5 million upon the attainment of $50 million in cumulative net sales; $3.0 million upon the attainment of $75 million in cumulative net sales; and $3.75 million upon regulatory approval for over-the-counter sale of VEN 309.  Upon commercialization, we will pay Amer royalties of between 3.0% and 4.0% for sales in the U.S., depending on the level of net sales in the U.S., and between 1.0% and 1.33% for sales outside of the U.S., depending on the level of gross sales outside the U.S. (subject to a minimum royalty payment on both U.S. and ex-U.S. sales).  In addition to an approximately 50% reduction in the $20 million aggregate milestone payments under the Exclusive License Agreement with Amer, these royalty fees represent an approximately 66% decrease in the royalty fees due to Amer under the Exclusive License Agreement.  We will pay Amer a minimum royalty of 50% of the royalties that would be payable on the forecasted annual net sales in the U.S. and 50% of the royalties that would be payable on the forecasted annual gross sales outside the U.S.  Upon closing Amer, Dr. Amer and his wife will be prohibited for a period of five years after the closing from, directly or indirectly, owning an interest in, managing, operating, joining, controlling or participating in the ownership, management, operation or control of any profit or non-profit business or organization other than Ventrus that conducts research, develops, formulates, tests, produces, licenses, commercializes, manufactures or distributes a product incorporating VEN 309 or any other product which has the function of affecting the 5HT2A receptor. The non-compete covers the United States and its territories and any other jurisdiction in the world where a patent has issued for iferanserin. The Asset Purchase Agreement is terminable by either us or Amer if the acquisition does not close by November 15, 2011.

Amendment No. 7 to Exclusive License Agreement with S.L.A. Pharma A.G.

On June 6, 2011, we entered into Amendment No. 7 to Exclusive License Agreement with S.L.A. Pharma A.G., a Swiss corporation.  Under the Exclusive License Agreement with S.L.A. Pharma, we have an exclusive, royalty-bearing license to sell, make, use and import diltiazem, or VEN 307, for treatment, through topical administration, of anal fissures and phenylepherine, or VEN 308, for treatment, through topical administration, of fecal incontinence, in each case, in the U.S., Canada and Mexico.  The amendment eliminates our potential $800,000 payment to S.L.A. Pharma for the development of VEN 307, previously payable upon the completion of enrollment into the Phase III clinical trial that S.L.A. Pharma is conducting in Europe. It also eliminates S.L.A. Pharma’s ability to terminate the Exclusive License Agreement at any time, with one month’s notice, in the event that we had failed to make a required payment and a third party wished to enter into a license agreement for VEN 307 and VEN 308, provided the termination would not have been effective if within that one-month period we paid all then required payments under the Exclusive License Agreement. Pursuant to the amendment, we must pay S.L.A. Pharma up to $1,000,000 in milestone payments, payable in four equal installments of $250,000 once specified thresholds of randomized patients are achieved in the Phase III trial for VEN 307 that S.L.A. Pharma is conducting in Europe. Additionally, upon our receipt of a quality controlled final study report of the Phase III trial for VEN 307 in Europe, the cap on the amount of payments we must make to S.L.A. Pharma in respect of VEN 307 development costs will be increased to $4,600,000 from $4,000,000, and we must pay S.L.A. Pharma $400,000.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.15	Asset Purchase Agreement dated June 5, 2011 between Ventrus Biosciences, Inc. and Sam Amer & Co., Inc.(1)

10.16	Amendment No. 7, dated June 6, 2011, to Exclusive License Agreement between S.L.A. Pharma AG and Paramount BioSciences, LLC (assigned to Ventrus Biosciences).(1)
____________

(1)	Incorporated by reference to the similarly numbered exhibit filed in our Registration Statement on Form S-1 filed on June 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

/s/ David J. Barrett
Date: June 7, 2011	David J. Barrett, Chief Financial Officer